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RAYTEL MEDICAL CORPORATION
                                                                EXHIBIT 99.1


                NEWS RELEASE

                FOR IMMEDIATE RELEASE
                        APPROVED BY:    E. Payson Smith, Jr., CFO

                        Contacts:       E. Payson Smith, Jr., CFO
                                        (415) 349-0800
                                        Morgan-Walke Associates
                                        Chris Danne, Todd Friedman, Doug Sherk
                                        (415) 296-7383
                                        Sandy Badurina, Josh Passman
                                        (212) 850-5600

        RAYTEL MEDICAL CORPORATION ANNOUNCES AGREEMENT TO DEVELOP HEART
         CENTER AT THE BAPTIST HOSPITAL OF SOUTHEAST TEXAS IN BEAUMONT

SAN MATEO, CA/October 9, 1997 - Raytel Medical Corporation (NASDAQ:RTEL) today announced it has completed an agreement with the Baptist Hospital of Southeast Texas, a member of the "Five-Star" hospital network in Beaumont, TX, to develop the Raytel Heart Center at the hospital. The agreement continues Raytel's strategy of acquiring physician practices and developing heart centers in communities where those practices are located. Raytel currently manages Southeast Texas Cardiology Associates, a leading cardiology practice in the Beaumont region.
        The heart center agreement will enable Raytel to deliver the complete range of inpatient and outpatient cardiovascular care to the 500,000 residents of Southeast Texas, a metropolitan region encompassing the Texas cities of Beaumont, Port Arthur, and Orange. Integrated heart centers represent an innovative method of delivering high quality, cost-effective cardiac care. Under the agreement, Raytel will manage the heart center, which will provide the entire continuum of cardiovascular services, including diagnostic, therapeutic and patient wellness programs. Amongst other duties, Raytel will be responsible for the day-to-day operations of the heart center, including administrative support, information systems management, marketing and public relations activities. Raytel's relationship with Baptist Hospital parallels its standard heart center operating model. The initial term of the agreement is ten years.




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        Dick Bader, Chairman and CEO of Raytel commented, "I am delighted that we have come to an agreement with Baptist Hospital. The hospital's excellent reputation in Southeast Texas and its association with other hospitals in Southeast Texas will enable us to establish a standard of care consistent with the highest protocols in the nation."

        Allan Zinberg, President and COO of Raytel, added, "Our existing relationships with physician practices in the Beaumont area made this agreement a natural fit for both Raytel and the hospital, and our management team is anxious to begin developing and operating our newest heart center."

        David Parmer, President and CEO of Baptist Hospital, added, "This agreement is a tremendous positive for the residents of Southeast Texas. At Baptist Hospital, we have always prided ourselves on the high level of care we deliver to our patients. This agreement will allow us to extend our coverage of the region, while making sure that high quality cardiac care is affordable and available to our entire community."

        Raytel, headquartered in San Mateo, CA, is developing a network of integrated heart centers that are associated with existing hospitals and physician practices. These center integrate cardiologists and other physicians with the facilities through a set of diagnostic and therapeutic protocols designed to provide a high level of care at a competitive price. Integrated heart centers represent an innovative method of delivering high quality, cost-effective cardiac care. Raytel provides a variety of medical services, focusing on the needs of patients with cardiovascular disease and is the leading provider of remote cardiac monitoring and testing services utilizing transtelephonic technology in the United States.


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